Exhibit 5

Quattlebaum, Grooms, Tull & Burrow
A PROFESSIONAL LIMITED LIABILITY COMPANY
111 Center Street
Suite 1900
Patrick A. Burrow	Little Rock, Arkansas 72201	(501) 379-1700
pburrow@qgtb.com		Telecopier
(501) 379-1701
Licensed in Arkansas and Tennessee		Direct Dial
(501) 379-1715

August 26, 2009

Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel to Simmons First Nation Corporation, an Arkansas corporation (the “Company”), with respect to certain legal matters in connection with the registration of an indeterminate amount of the Company’s Class A Common Stock, $0.01 par value per share (the “Common Shares”) and the Company’s Preferred Stock $0.01 par value per share (the “Preferred Shares”) (Common Shares and Preferred Shares are collectively referred to herein as the “Shares”).  The Shares are being registered using Form S-3 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Act.

In connection with the foregoing, we have examined the Registration Statement and the prospectus contained in the Registration Statement.  We also have examined originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to the opinions expressed herein, we have, when relevant facts were not independently established, relied upon information received from the Company and/or representatives of the Company.  We have made no independent investigation as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

August 26, 2009

This opinion is issued as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

It is our opinion that all action necessary to register the Shares under the Act will have been taken when:

(1)	the Registration Statement shall have become effective in accordance with the applicable provisions of the Act; and

(2)	appropriate action shall have been taken by the Board of Directors of the Company for the purpose of authorizing the registration of the Shares.

It is our further opinion that the Shares will be, upon issuance against receipt of the purchase price therefor, legally issued, fully paid and non-assessable.

This opinion does not pass upon the matter of compliance with “Blue Sky” laws or similar laws relating to the sale or distribution of the Shares.  We are members of the Arkansas Bar and do not hold ourselves out as experts on the laws of any other State.

We hereby consent to the filing of this opinion with the Securities Exchange Commission (the “Commission”) as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “LEGAL MATTERS” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

QUATTLEBAUM, GROOMS
TULL & BURROW PLLC

\s\ Patrick A. Burrow

Patrick A. Burrow